EXHIBIT 99.2

Contact:	Susan E. Moss
Senior Vice President, Marketing and Communications
(502) 596-7296

KINDRED NAMES PHYLLIS R. YALE CHAIR OF THE BOARD OF DIRECTORS

LOUISVILLE, Ky. (May 22, 2014) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced that Phyllis R. Yale has been named Chair of the Board of Directors, effective immediately. Ms. Yale has been a member of Kindred’s Board since January 2010 and succeeds Edward L. Kuntz, whose previously announced retirement from Kindred’s Board was effective following today’s 2014 annual meeting of shareholders.

Ms. Yale has over 30 years of experience advising companies in the healthcare sector. Ms. Yale has been an advisory partner with Bain & Company Inc., a global management consulting firm, since July 2010. Ms. Yale was a partner with Bain & Company Inc. from 1987 to July 2010, and was a leader in building Bain’s healthcare practice in the United States. In her role at Bain, Ms. Yale works with healthcare payers, providers, and medical device companies, and frequently advises the world’s leading private equity firms on their investments in the healthcare sector. Throughout her career she has been a frequent speaker on topics relating to healthcare strategy and organizational development.

“Since joining Kindred’s Board in 2010, Phyllis has provided valuable insights and advice that has helped us with many important strategic matters and business initiatives,” said Paul J. Diaz, Kindred’s Chief Executive Officer. “Her industry leadership and guidance have benefited Kindred, the Board and our shareholders, and her qualifications make her an ideal choice to serve as Chair. We are also proud that Kindred will be one of the few Fortune 500 companies to have a female Board Chair.”

“I am honored to be named Kindred’s Chair during this dynamic period in the healthcare industry,” Ms. Yale said. “I have enjoyed working with the Board and management team as the Company executes on its strategy to continue growing and creating value for its stakeholders as the post-acute provider and partner of choice. I look forward to taking on an even more active role as Chair of the Board of Directors.”

Ms. Yale is currently Chair of Blue Cross Blue Shield of Massachusetts, and serves on the boards of National Surgical Hospitals, Inc., ValueOptions, Inc., Cradles To Crayons and The Bridgespan Group, Inc. She previously served on the boards of Pediatric Services of America and NeighborCare, Inc. Ms. Yale received her undergraduate and MBA degrees from Harvard University.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-150 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of $5 billion and approximately 63,000 employees in 47 states. At March 31, 2014, Kindred through its subsidiaries provided healthcare services in 2,313 locations, including 100 transitional care hospitals, five inpatient rehabilitation hospitals, 99 nursing centers, 22 sub-acute units, 157 Kindred at Home hospice, home health and non-medical home care locations, 105 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,825 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

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